Exhibit 5.2

December 8, 2003

Alcan Inc.,
1188 Sherbrooke Street West,
Montreal, Quebec,
Canada H3A 3G2.

Ladies and Gentlemen:

In connection with the issuance today of $500,000,000 principal amount of 5.200% Notes due 2014 (the "Notes due 2014") and $750,000,000 principal amount of 6.125% Notes due 2033 (the "Notes Due 2033" and, together with the Notes Due 2014, the "Securities") by Alcan Inc., a Canadian corporation (the "Company"), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Indenture relating to the Securities, as amended by the First through the Sixth Supplemental Indentures thereto (the "Indenture"), and the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that the Company has been duly incorporated and is a validly existing corporation in good standing under the laws of Canada, that the Indenture has been duly authorized, executed and delivered by the Company insofar as the laws of Canada and Quebec are concerned, and that the Securities have been duly authorized, executed, issued and delivered insofar as the laws of Canada and Quebec are concerned. With respect to all matters of Canadian and Quebec law, we note that you are being provided with the opinion, dated the date hereof, of Roy Millington, corporate secretary and counsel for the Company.

Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee's certificates of authentication of the Securities have been manually signed by one of the Trustee's authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP